Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SALARY.COM, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3465241
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Salary.com, Inc.

195 West Street

Waltham, MA 02451

(Address of Principal Executive Offices) (Zip Code)

Genesys Software Systems, Inc. Incentive Stock Option Plan Dated November 16, 1990, amended and restated through December 10, 2008

Genesys Software Systems, Inc. Directors and Consultants Stock Option Plan Dated March 10, 1998, amended and restated through December 10, 2008

Genesys Software Systems, Inc. Stock Option Plan of November 17, 2000, amended and restated through December 10, 2008

(Full Title of the Plan)

G. Kent Plunkett

Chief Executive Officer

Salary.com, Inc.

195 West Street

Waltham, MA 02451

(781) 464-7300

(Name, address, and telephone number, including area code, of agent for service

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Genesys Software Systems, Inc. Incentive Stock Option Plan Dated November 16, 1990, restated December 10, 2008
Common Stock, par value $.0001 per share	18,745	$1.115	$ 20,900.68(2)	$ 0.82
Genesys Software Systems, Inc. Directors and Consultants Stock Option Plan Dated March 10, 1998, restated December 10, 2008
Common Stock, par value $.0001 per share	34,530	$1.115	$ 38,500.95	$ 1.51
Genesys Software Systems, Inc. Stock Option Plan of November 17, 2000, restated December 10, 2008
Common Stock, par value $.0001 per share	138,212	$0.507	$ 70,073.48(2)	$ 2.75
	125,071	$0.649	$ 81,171.08(2)	$ 3.19
	81,292	$0.528	$ 42,922.18(2)	$ 1.69
	93,797	$1.115	$104,583.66(2)	$ 4.11
	14,798	$0.771	$ 11,409.26(2)	$ 0.45
	13,047	$0.811	$ 10,581.12(2)	$ 0.42
Total	519,492		$380,142.41	$14.95

(1)	This Registration Statement covers an aggregate of 519,492 shares of Common Stock of the Registrant issuable upon exercise of options granted pursuant to the Genesys Software Systems, Inc. Incentive Stock Option Plan Dated November 16, 1990, amended and restated through December 10, 2008, the Genesys Software Systems, Inc. Directors and Consultants Stock Option Plan dated March 10, 1998, amended and restated through December 10, 2008, and the Genesys Software Systems, Inc. Stock Option Plan of November 17, 2000, amended and restated through December 10, 2008 (together, the “Genesys Plans”). Genesys Software Systems, Inc. was acquired by the Registrant on December 17, 2008 pursuant to an Agreement and Plan of Merger among Registrant, Genesys Software Systems, Inc. and certain other parties (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, the Registrant assumed all of the then outstanding options under the Genesys Plans to purchase an aggregate of 1,053,140 shares of Genesys Software Systems, Inc. common stock, which were converted into options to purchase an aggregate of 519,492 shares of Registrant’s common stock pursuant to the Merger Agreement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the Genesys Plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.
(2)	Estimated solely for purposes of calculating the filing fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act . The proposed maximum offering price per share is based on the exercise price per share and the proposed maximum aggregate offering price is based on the exercise prices per share of the aggregate exercise prices, respectively, of issued and outstanding options under the Genesys Plans, as adjusted in accordance with the terms and conditions set forth in the Merger Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in this Part I will be sent or given to employees, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the Introductory Note to Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated by reference in this Registration Statement:

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 filed with the Commission on June 13, 2008;

The Registrant’s Quarterly Report on Form 10-Q for the three months ended June 30, 2008 filed with the Commission on August 11, 2008;

The Registrant’s Quarterly Report on Form 10-Q for the three months ended September 30, 2008 filed with the Commission on November 10, 2008;

The Registrant’s Current Reports on Form 8-K filed with the Commission on April 17, 2008, May 14, 2008, August 27, 2008, September 23, 2008, October 15, 2008, November 20, 2008, December 10, 2008, December 16, 2008, and December 17, 2008;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act “), since March 31, 2008; and

(c)	The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration
Statement on Form 8-A, filed pursuant to Section 12(b) of the Exchange Act on February 15, 2007, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the Common Stock offered hereby will be passed upon for the Company by Brian G. Bloch, Esq., who is Assistant General Counsel and an employee of the Registrant.

Item 6.	Indemnification of Directors and Officers.

The Delaware General Corporation Law and the Registrant’s bylaws provide for indemnification of the Registrant’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, the Registrant will indemnify its directors and officers with respect to actions taken by them in good faith in a manner reasonably believed to be in, or not opposed to, the Registrant’s best interests and, with respect to any criminal proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Registrant’s Second Amended and Restated By-laws filed as Exhibit 3.3 to the Registration Statement on Form S-1 (Registration No. 333-138646).

The Registrant is party to an underwriting agreement which provides that the underwriters are obligated, under certain circumstances, to indemnify the Registrant’s directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-138646).

The Registrant has entered into agreements with its directors and certain of its officers that also provide for indemnification and expenses and liability reimbursement. These agreements require the Registrant to indemnify such persons against liabilities that may arise by reason of their status or service as officers and directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. In addition, the Registrant has an existing directors and officers liability insurance policy to insure such persons against certain liabilities.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement on Form S-8, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on December 17, 2008.

SALARY.COM, INC.

By:	/S/ G. KENT PLUNKETT
G. Kent Plunkett President, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Salary.com, Inc. (the “ Company “), hereby severally constitute and appoint G. Kent Plunkett, Bryce Chicoyne and Elliot J. Mark, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments to this Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in such capacities to enable the Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on December 17, 2008:

Signature	Title	Date

/S/ G. KENT PLUNKETT G. Kent Plunkett	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	December 17, 2008

/S/ BRYCE CHICOYNE Bryce Chicoyne	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	December 17, 2008

/S/ YONG ZHANG Yong Zhang	Executive Vice President, Chief Operating Officer and Director	December 17, 2008

/S/ PAUL R. DAOUST Paul R. Daoust	Director	December 17, 2008

/S/ JOHN F. GREGG John F. Gregg	Director	December 17, 2008

/S/ EDWARD F. MCCAULEY Edward F. McCauley	Director	December 17, 2008

/S/ JOHN R. SUMSER John R. Sumser	Director	December 17, 2008

/S/ TERRY TEMESCU Terry Temescu	Director	December 17, 2008

/S/ ROBERT A. TREVISANI Robert A. Trevisani	Director	December 17, 2008

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit
3.1	Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.2 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-138646) and incorporated herein by reference)

3.2	Second Amended and Restated By-laws of the Registrant (filed as Exhibit 3.3 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-138646) and incorporated herein by reference)

4.1	Specimen Stock Certificate (filed as Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-138646) and incorporated herein by reference)

5.1	Opinion of Brian G. Bloch, Esq.

23.1	Consent of Brian G. Bloch, Esq. (included in Exhibit 5.1)

23.2	Consent of Grant Thornton LLP

24.1	Power of Attorney (included as part of the signature page of this Registration Statement)

99.1	Genesys Software Systems, Inc. Incentive Stock Option Plan Dated November 16, 1990, amended and restated through December 10, 2008

99.2	Genesys Software Systems, Inc. Directors and Consultants Stock Option Plan dated March 10, 1998, amended and restated through December 10, 2008

99.3	Genesys Software Systems, Inc. Stock Option Plan of November 17, 2000, amended and restated through December 10, 2008